Exhibit (k)(6)

FORM OF INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT is made as of this 2nd day of December, 2014 (“Agreement”) by and between the Company and [Steven N. Rappaport][Enrique R. Arzac] (“Indemnitee”). For purposes of this Agreement, the “Company” shall refer to Credit Suisse Corporate Credit Solutions, LLC, a Delaware limited liability company, prior to the date of the Conversion, and Credit Suisse Park View BDC, Inc., a Maryland corporation, from and after the date of the Conversion.

WHEREAS, Indemnitee currently serves as an independent director of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as such independent director, the Company has agreed to indemnify Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful;

WHEREAS, Credit Suisse Corporate Credit Solutions, LLC intends, subsequent to the date hereof, to convert into Credit Suisse Park View BDC, Inc. by filing Articles of Conversion of the Company to a Maryland corporation with the State Department of Assessments and Taxation of Maryland and by filing a Certificate of Conversion to Non-Delaware Entity with the Secretary of State of the State of Delaware (collectively, the “Conversion”); and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Applicable Legal Rate” means a fixed rate of interest equal to the applicable federal rate for mid-term debt instruments as of the day that it is determined that Indemnitee must repay any advanced expenses.

(b) “Board of Directors” means the Board of Directors of the Company.

(c) “Corporate Status” means the status of a person as an independent director of the Company or its predecessor.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification or advance of Expenses is sought by Indemnitee and who is not an “interested person” of the Company as that term is defined by Section 2(a)(19) of the Investment Company Act of 1940, as amended (together with any rules and regulations and any applicable guidance and/or interpretations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, the “Investment Company Act”).

(e) “Expenses” shall include all reasonable out of pocket attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and any and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.

(f) “Independent Counsel” means a law firm, or a member of a law firm, other than a law firm or a member of a law firm that has previously served as Independent Counsel pursuant to the terms of this Agreement, that is experienced in matters of corporation law and the Investment Company Act, is “independent legal counsel” within the meaning of Rule 0-1(a)(6) under the Investment Company Act and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Independent Counsel shall be selected by the Indemnitee and approved by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(g) “MGCL” means the Maryland General Corporation Law.

(h) “Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 11 of this Agreement to enforce his rights under this Agreement. If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

Section 2. Services by Indemnitee. Indemnitee agrees to continue to serve as an independent director of the Company and may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), but Indemnitee shall nevertheless retain all rights as provided under this Agreement. This Agreement shall not be deemed an employment contract between the Company (or any other entity) and Indemnitee.

Section 3. Indemnification – General. The Company shall indemnify, and advance Expenses to, Indemnitee (a) as specifically provided in this Agreement and (b) otherwise to the fullest extent permitted by applicable law in effect on the date hereof and as amended from time to time; provided, however, that no change in applicable law shall have the effect of reducing the benefits available to Indemnitee hereunder based on applicable law as in effect on the date hereof. The rights of Indemnitee provided in this Section shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 4. Proceedings. Subject to the limitations in Section 5, Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to any threatened, pending, or completed Proceeding against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with a Proceeding by reason of his Corporate Status, to the maximum extent permitted by applicable law in effect at the date of this Agreement or at the time of the request for indemnification, whichever is greater, including any additional indemnification permitted by Section 2-418(g) of the MGCL.

Section 5. Certain Limits on Indemnification. Notwithstanding any other provision of this Agreement but subject to any order pursuant to Section 2-418(d) of the MGCL, Indemnitee shall not be entitled to:

(a) indemnification for any loss or liability unless all of the following conditions are met: (i) Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) Indemnitee was acting on behalf of or performing services for the Company; (iii) such loss or liability was not the result of willful misfeasance, bad faith, gross negligence, willful misconduct or reckless disregard of his duties as a director; and (iv) such indemnification is recoverable only out of the Company’s net assets and not from the Company’s stockholders; or

(b) indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

Section 6. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Subject to the limitations in Section 5, to the extent that Indemnitee is, by reason of his Corporate Status, made a party to and is successful, on the merits or otherwise, in the defense of any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting any other rights of Indemnitee in this Agreement, if Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7. Advancement of Expenses. If Indemnitee is, or is threatened to be, made a party to any Proceeding, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with (a) such Proceeding which is initiated by a third party who is not a stockholder of the Company or (b) such Proceeding which is initiated by a stockholder of the Company acting in his capacity as such and for which a court of competent jurisdiction specifically approves such advancement, and which relates to acts or omissions with respect to the performance of duties or services on behalf of the Company. Such advance or advances shall be made within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and may be in the form of, in the reasonable discretion of the Indemnitee (but without duplication) (a) payment of such Expenses directly to third parties on behalf of Indemnitee, (b) advance of funds to Indemnitee in an amount sufficient to pay such Expenses or (c) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by (a) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and (b) a written undertaking by or on behalf of Indemnitee (or such other affirmations, undertakings or other materials as may be required under applicable law as in effect at the time of the execution thereof) to repay any portion of any Expenses advanced to Indemnitee, together with the Applicable Legal Rate of interest thereon, relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met by Indemnitee and which have not been successfully resolved as described in Section 6 of this Agreement. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. Furthermore, any such advancement shall be subject to the requirements and limitations of Section 17(h) of the Investment Company Act and any interpretation thereunder by the SEC or its staff. After an Indemnitee’s eligibility for advances as to a Proceeding has been established, as above provided, additional advances shall be made, as expenses are incurred by the Indemnitee, upon receipt by the Company of further requests without the need for a further determination of Indemnitee’s entitlement thereto by Directors (or committee thereof) or an Independent Counsel with respect to the Proceeding.

Section 8. Indemnification and Advance of Expenses as a Witness or Other Participant. Subject to the limitations in Section 5, to the extent that Indemnitee is or may be, by reason of Indemnitee’s Corporate Status, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Company or any other person, and to which Indemnitee is not a party, Indemnitee shall be advanced and indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within ten days after the receipt by the Company of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by

Indemnitee. In connection with any such advance of Expenses, the Company may require Indemnitee to provide an undertaking and affirmation in the form as determined by the Company in its reasonable discretion.

Section 9. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: by either (a) a majority vote of the Disinterested Directors or, the majority vote of a group of Disinterested Directors designated by the Disinterested Directors to make the determination, (b) Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (c) if so directed by a majority of the members of the Board of Directors, and to the extent permitted under Section 17(h) of the Investment Company Act, by the stockholders of the Company, other than directors or officers who are parties to the Proceeding. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary or appropriate to such determination in the discretion of the Board of Directors or Independent Counsel, as applicable. Any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination, in response to a request by such person, persons or entity, shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

(c) The Company shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

Section 10. Presumptions and Effect of Certain Proceedings.

(a) In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Company shall have the burden of overcoming that presumption in connection with the making of any determination contrary to that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c) The knowledge and/or actions, or failure to act, of any other director, officer, employee or agent of the Company or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

(d) If Independent Counsel is engaged to make a determination regarding advance of expenses in accordance with Section 7, there shall be a rebuttable presumption by Independent Counsel that the Indemnitee did not engage in conduct that constitutes willful misfeasance, bad faith, gross negligence, willful misconduct or reckless disregard of his duties as a director if the Indemnitee shall be a Disinterested Director, or such other person who may be entitled to such a rebuttable presumption under Section 17(h) of the Investment Company Act and judicial interpretations thereof, or interpretations thereof by the SEC or its Staff.

Section 11. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 9 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 or Section 8, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(b) within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 6 or Section 8 within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Maryland, or in any other court of competent jurisdiction, of this entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days after the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 11; provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 7 of this Agreement. Except as set forth herein, the provisions of Maryland law (without regard to its conflicts of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that Indemnitee, pursuant to this Section 11(b), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 1) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of such expenses sought, such expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

(c) In any judicial proceeding or arbitration commenced pursuant to this Section 11, Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement and the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 11, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 7 or Section 8 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 11 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

(d) If a determination shall have been made pursuant to Section 9(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 11, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification that was not disclosed in connection with the determination.

(e) Absent a court order to the contrary, an Indemnitee will not be entitled to interest on unpaid amounts for the period between determination that indemnification is proper and the date of a court order requiring payment.

Section 12. Defense of the Underlying Proceeding.

(a) Subject to the provisions of the last sentence of this Section 12(a) and of Section 12(b) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 22. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee, or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. This Section 12(a) shall not apply to a Proceeding brought by Indemnitee under Section 11 of this Agreement.

(b) Notwithstanding the provisions of Section 12(a) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld or delayed, that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld or delayed, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed, at the expense of the Company (subject to Section 13(d) of this Agreement), to represent Indemnitee in connection with any such matter.

Section 13. Non-Exclusivity; Insurance; Subrogation; Exclusions.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the charter or Bylaws of the Company, any agreement, a vote of stockholders or a resolution of the Board of Directors, or otherwise. No amendment, alteration or repeal of the charter or Bylaws of the Company or this Agreement or of any provision thereof or hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains liability insurance for directors, officers, employees, or agents of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available (including coverage after Indemnitee is no longer serving in a Corporate Status for acts and omissions while serving in a Corporate Status) for any such director, officer, employee or agent under such policy or policies. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee which would otherwise be indemnifiable hereunder arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in this Section 13(b). The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or

Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Indemnitee shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Indemnitee shall cooperate with the Company or any insurance carrier of the Company with respect to any Proceeding.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not be liable for indemnification or advance of Expenses in connection with any settlement or judgment for insider trading or for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, unless for purposes of Section 8, Indemnitee is made a witness or otherwise asked to participate in any Proceeding to which Indemnitee is not a party.

Section 14. Contribution. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4 or due to the restrictions set forth in Sections 5, 13(e) or 18, then, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Company, in lieu of indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

Section 15. Reports to Stockholders. To the extent required by the MGCL, the Company shall report in writing to its stockholders the payment of any amounts for indemnification of, or advance of Expenses to, Indemnitee under this Agreement arising out of a Proceeding by or in the right of the Company with the notice of the meeting of stockholders of the Company next following the date of the payment of any such indemnification or advance of Expenses or prior to such meeting.

Section 16. Duration of Agreement. This Agreement shall continue until and terminate ten years after the date that Indemnitee shall have ceased to serve as a director, officer,

employee, or agent of the Company; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any proceeding then pending in respect of which Indemnitee is granted rights to indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 relating thereto. This Agreement shall be binding upon the Company and its successors and assigns. The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives

Section 17. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 18. Exception to Right of Indemnification or Advancement of Expenses.

(a) Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless such proceeding was brought pursuant to Section 11 or the bringing of such Proceeding or making of such claim or provision of such indemnification or advance of Expenses shall have been approved by a vote of the Board of Directors or the Company’s stockholders entitled to vote generally in the election of directors, or is authorized by the Company’s charter or Bylaws or an agreement approved by the Board of Directors.

(b) Notwithstanding any other provision of this Agreement, the Company shall not be liable to indemnify Indemnitee against any liability to the Company or its stockholders to which Indemnitee (other than a Proceeding under Section 11 of this Agreement) would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of Indemnitee’s duties, or by reason of Indemnitee’s reckless disregard of his obligations and duties as a director or officer of the Company.

(c) Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification hereunder if (i) the Proceeding was one by or on behalf of the Company and Indemnitee is adjudged to be liable to the Company or (ii) Indemnitee is adjudged to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in Indemnitee’s Corporate Status.

Section 19. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 20. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 21. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 22. Notice by Indemnitee. Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advance of Expenses covered hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

Section 23. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the day of such delivery, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is mailed to the last known address of the party to whom it is being sent, or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 24. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to principles of conflicts of law.

Section 25. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Credit Suisse Corporate Credit Solutions, LLC.

By:

By:
[Steven N. Rappaport][Enrique R. Arzac] Director